UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2008

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor
Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008, the Partnership announced that Mr. Al Bergeron, the Partnership’s chief financial officer, was leaving the Partnership and the general partner to pursue other opportunities. Pursuant to the terms of Mr. Bergeron’s employment agreement, which was entered into in connection with the Partnership’s initial public offering in November 2004, he is contractually entitled to receive severance in the amount of $930,000, payable in equal semi-monthly installments over a period of two years, provided that if a change of control of the Partnership (as defined in the employment agreement) occurs prior to December 30, 2009, he will be entitled to an additional $465,000. Mr. Bergeron is subject to a two year non-compete agreement. This summary of the severance arrangements with Mr. Bergeron does not purport to be complete and is subject to and qualified in its entirety by reference to his employment agreement, which is incorporated by reference herein. The full text of the employment agreement is set forth in Exhibit 10.13 to the Partnership’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 and you are urged to read the agreement in its entirety.

ITEM 5.05. Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On December 30, 2008, the audit committee of the general partner of the Partnership waived the trading blackout imposed on officers and directors during the period commencing 15 days before the end of the fiscal year and ending three business days after publication of the Partnership’s financial results for the 2008 fiscal year to allow Messrs. Gehegan and Miller, officers of the general partner and the Partnership, to sell prior to the end of the year certain of their common units for tax-planning purposes to offset gains they expect to recognize in respect of their subordinated units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC,
its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer
(principal executive officer)

Date: December 31, 2008